Exhibit 10.43

Confidential Treatment Request

[*] indicates information that has been omitted pursuant to a confidential treatment request and this information has been filed under separate cover with the Commission.

THIS SUBLEASE made as of the 1st day of April, 2003, is made between Meineke Realty, Inc., a company duly incorporated under the laws of the State of North Carolina with its principal place of business located at 128 South Tryon Street, Suite 900, Charlotte, North Carolina 28202 (hereinafter called the "Sublessor" "Meineke") and All Night Auto, Inc., a Michigan corporation with its principal place of business located at 3872 Rochester Road, Troy, Michigan, (hereinafter referred to as the "Subtenant").

WHEREAS, by a Lease dated June 1, 1992, (the "Head Lease"), Rochester Road Car Care Center leased to Meineke the premises located at 3872 Rochester Road, Troy, Michigan (the "Demised Premises") for a term of fifteen (15) years commencing on the date of commencement enumerated in the Head Lease; and

WHEREAS, a copy of the Head Lease is attached hereto as Exhibit "1" and incorporated by reference; and

WHEREAS, the Sublessor has agreed with the Subtenant to grant a Sublease of the Demised Premises to the subtenant subject to the terms of the Sublease.

NOW THEREFORE, in consideration of the rents reserved under the Sublease and covenants to be performed by the Sublessor and Subtenant, the parties agree as follows:

1) In consideration of the mutual covenants and agreements set forth in the Lease and other good and valuable consideration, Sublessor hereby demises and leases to Subtenant, and Subtenant takes such Lease from Sublessor of the Demised Premises.

2) (A) The term of this Lease (the "term") shall commence on the Commencement Date (as described in Section 2(C) below) and shall end at midnight (Eastern Standard Time) on the May 31, 2007 (date of expiration of Head Lease).

        (B) The expression "Lease Year" when used in this Lease shall mean a period of twelve (12) consecutive full calendar months beginning on June 1st of each year and ending May 31st during the Term.

        (C) The expression "Commencement Date" when used in this Lease shall mean April 1, 2003.

        (D) At anytime after the expiration of the First Lease Year of this Sublease, Subtenant shall have the right and option to terminate the Lease for any reason provided that Subtenant gives Sublessor at least (6) months written notice prior to the termination and pay to Sublessor an amount, in addition to the rental payments due Sublessor through the actual date of termination of the Sublease, an amount equal to three (3) months rent payments at the then current rental rate under the Sublease ("Termination Amount"). The term rental rate shall include the base rentals and additional rent defined in the Headlease, which shall include taxes, maintenance and


*Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

insurance on a pro-rated basis. This termination Amount shall be paid in one lump sum to be received by the Sublessor no later than the actual termination of this Sublease. In the event that Sublessor has not received the Termination Amount by the appointed date, then Sublessor shall be entitled to the recovery of all sums due as if this Lease had been terminated by Subtenant prior to the end of the stated term of the Sublease. Other than as set forth in this section, upon the termination of this Sublease by the Subtenant as provided in this Section, Subtenant shall not be liable to Sublessor for any future performance or payments for the remainder for the unexpired Lease term.

        (E) At anytime after the expiration of the First Lease Year of this Sublease, Sublessor shall have the right and option to terminate the Lease for any reason provided the Sublessor give the Subtenant at least six (6) months written prior notice to the termination and pays to Subtenant an amount equal to three (3) months rent payments at the then current rental rate under the Sublease. Other than as set forth in this section, upon the termination of this sublease by the Subtenant as provided in this Section Sublessor shall not be liable to Subtenant for any future performance or payments for the remainder for the unexpired Lease term.

3. If Subtenant holds over and continues in possession of the Demised Premises after expiration of the Term or any other extension of this Lease, Subtenant will be deemed to be occupying the premises on the basis of a month-to-month tenancy.

4. (A) RENT Subtenant agrees to pay to Sublessor at its address as provided at the beginning of this Sublease (or at such other address as Sublessor may from time to time designate in a written notice to Subtenant) as base rent for the Demised Premises the sums set forth below for each year of this Lease. The base rent is payable in twelve (12) equal monthly installments (each such installment being due on the first day of the calendar month to which it relates).

        The rent shall be payable in equal monthly installments in advance on the first (1st) day of each month during each year of the term of this Sublease, the first such payment to be made on the first day of April, 2003. The amount of the monthly installments shall be [*].

        (B) Subtenant shall pay the Sublessor on or before the first day of each month during the term of the Sublease, the amounts payable by the Sublessor under the Head Lease, including but not limited to triple net expenditures. However, nothing in Paragraph 4 of the Sublease shall relieve the Subtenant the obligation of paying to the Sublessor all amounts of additional rent as they become due, including taxes, maintenance and insurance.

5. (A) During the Term of this Lease, Subtenant shall not use, or permit the use of the Demised Premises in any manner that constitutes a nuisance nor shall Subtenant use, or permit the use of, the Demised Premises for any illegal purpose. Commencing from the Commencement Date, Subtenant, at its expense, will comply, and will cause its Officers, employees, agents and invitees to comply with all applicable laws and ordinances, and with all applicable rules and regulations of governmental agencies concerning Subtenant's use of the Demised Premises.

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


        (B) Save as in compliance with Environmental Laws, Subtenant agrees not to generate, store, handle or dispose of any Hazardous Substance in or upon the Demised Premises during the Term of this Lease. Subtenant shall indemnify and hold Sublessor harmless from and against all and any liabilities, claims (including, but not limited to, third party claims, whether or not meritorious), damages, losses, costs and expenses, (including, but not limited to, attorney's fees and disbursements) arising out of the breach of this Section by Subtenant.

6. Where used in this Sublease any word or term, which specifically defined in the Head Lease, shall have the same meaning as that described to it in the Head Lease.

7. It is expressly agreed between the parties that in the event the Sublessor is unable to obtain the written consent of the Head Lessor to this Sublease (should such consent be required by the provision of the Head Lease) this Sublease will be null and void and of no further effect and the Subtenant acknowledges and agrees that the Sublessor shall not be responsible for any loss or damage occasioned to the Subtenant by virtue of the refusal of the said Lessor to consent to this Sublease.

8.      the Subtenant covenants with the Sublessor as follows:

        a) to pay rent as aforesaid;

        b) to perform and observe all of the covenants on the part of the Sublessor as tenant under the provisions of the Head Lease and to keep the Sublessor fully and completely indemnified against all actions, claims, expenses and demands in respect to each and every such covenants; and

        c) not to assign, sublet or part with possession of all or any part of the Demised Premises without the prior consent in writing of the Sublessor, which consent may be unreasonably withheld, or if granted, may be granted by the Sublessor upon such terms and conditions as the Sublessor may see fit; subject always to the prior consent of the Head Lessor in accordance with, and subject to, the terms of the Head Lease.

9. The Subtenant acknowledges and confirms all of the provisions of the Head Lease and agrees to be bound by the Head Lease as if all of the covenants of the Sublessor as Tenant contained therein had been fully incorporated into the Sublease as covenants of the Subtenant.

10. The Subtenant shall use and occupy the Demised Premises solely for the operation of an automotive repair business offering the following products and/services; general automotive repair including brakes, exhaust, tune-up, alignments, oil changes, shocks, struts, light engine repair, front end repair, suspension and electrical repair. Subtenant is specifically excluded from offering heavy engine repair and/or transmission products or service at the Demised Premises.

        The Subtenant hereby acknowledged that Section 6 of the Head Lease provides that the Demised Premises be used for the operation of a Meineke Discount Muffler Shop. Subtenant acknowledges that this Sublease is conditioned upon the Head Lessor's agreement to modify this section and allow Subtenant to use and occupy the Premises as contemplated by this Sublease. It is expressly understood between the parties that in the event the Sublessor is unable to obtain the

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


Written consent of the Head Lessor to modification in the Use and Occupancy Clause, this Sublease shall be null and void and of no further effect and the Subtenant acknowledges and agrees that the Sublessor shall not be responsible for any loss or damage occasioned by the Subtenant by virtue of the refusal of the said Head Lessor to consent of this Sublease.

11. Proviso for re-entry by the Sublessor on non-payment of rent or non-performance of the covenants or agreements, which rent of re-entry may be exercised immediately upon default, having occurred and without prior notice to the Subtenant. The Sublessor shall in addition to such right of re-entry, have all the same rights as the Head Lessor under the Head Lease in the event of Default or non-performance by the Subtenant of these provisions of this Sublease, all of which and all remedies available to the Head Landlord shall be considered to be incorporated in the Sublease by reference.

12.     The Sublessor covenants with the Subtenant as follows:

        a) To pay the Head Lessor all amounts received by the Sublessor form the subtenant payable under the terms of the Head Lease;

        b) To enforce its rights as tenant under the Head Lease against the Head Landlord, provided that the Subtenant will pay to the Sublessor on demand all Sublessor's reasonable costs, expenses and disbursements incurred in enforcing its rights and further provided that the Sublessor may, prior to taking any action to enforce any such rights, require the Subtenant to provide indemnity reasonably satisfactory to the Sublessor against such costs, expenses and disbursements.

13. Any notice in writing which either party may desire to give to the other may be validly effectually given by mailing the same by prepaid registered or certified mail or overnight delivery, return receipt requested, addressed, if intended for the Subtenant to the Demised Premises, an if intended for the Sublessor to:

                              Meineke Realty, Inc.
                       128 South Tryon Street, Suite 900
                              Charlotte, NC 28202

Or such other addresses as either party may notify the other by notice in writing.

14. Where there is more than one Subtenant, covenants and agreements of the Subtenant shall be considered joint and several covenants and agreements. The provisions of this Sublease shall be read with all the grammatical changes required if there is more than one (1) Subtenant or if the Subtenant is male, female or a corporation.

15. In the event that there is a conflict between the terms of the Sublease and the Headlease, the terms of the sublease shall control.

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


IN WITNESS WHEREOF, the parties hereto have executed the Sublease under seal.

Executed the date first written above.

MEINEKE REALTY, INC.                       ALL NIGHT AUTO, INC.
(Sublessor)                                (Subtenant)


By: /s/ [illegible]                        By: /s/ [illegible]      President
   -------------------------------            ----------------------------------
   Authorized Representative                  Authorized Representative


Witness:                                   Witness:

         /s/ [illegible]                          /s/ [illegible]
----------------------------------         -------------------------------------

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